Exhibit 10.56.3

AMENDMENT TO THE

CASH BALANCE RETIREMENT PLAN FOR EMPLOYEES OF

ASSOCIATED GROCERS, INC.

Unified Grocers, Inc. (the “Company”), pursuant to its authority as successor sponsor of the Cash Balance Retirement Plan for Employees of Associated Grocers, Inc. (the “Plan”), hereby amends the plan, effective January 1, 2001, to clarify the treatment of credited interest and the definition of “accrued benefit”.

1.	Subparagraph (iii) of paragraph (b) of Section 4.1 is amended to read as follows:

(iii)	Credited Interest. All Participants will be credited with interest based on a thirty (30) year U.S. Treasury Bond Rate. In the event that subsequent events or regulations make it impermissible to utilize such Bond Rate, the interest rate shall be the annual rate of change of the Consumer Price Index, CPI-U as reported by the Department of Labor, increased by three (3) percentage points. The interest rate shall be determined for November preceding the beginning of the Plan Year. The interest rate so determined shall be applied to a Participant’s beginning of Plan Year Account Balance, but such amount shall not be credited to the Participant’s Account Balance until the last day of the Plan Year. Provided however, in the Plan Year that a Participant terminates and either elects a distribution or is involuntarily cashed out, the Participant’s Pay Credit and interest credit (which shall be prorated based on days of participation in the calendar year over 365) shall be determined and credited to the Participant’s Account Balance as of the date of such termination. The interest rate will be credited for each Plan Year or portion of a Plan Year (pro-rated based on days of participation in the calendar year over 365) until the Participant receives a distribution, whether or not the Participant is still employed by the Employer.

2.	The first sentence of Section 4.1 is replaced by the following:

The Accrued Benefit for any Participant shall equal the amount determined under (a) and (b) below, if the Participant’s Annuity Starting Date occurs on or before August 17, 2006 and before the Participant’s Normal Retirement Date, the Accrued Benefit as of the Participant’s Annuity Starting Date for service on or after January 1, 2001 shall equal the Actuarial Equivalent (assuming no mortality prior to the Participant’s Normal Retirement Date) as of the Annuity Starting Date of the amount determined under (b) below for service on or after January 1, 2001, with interest under (b)(iii) projected to the Participant’s Normal Retirement Date at the rate in effect on the Participant’s Annuity Starting Date. The Accrued Benefit shall be

Actuarially Adjusted for the form of payment and Actuarially Adjusted for any prior distribution from the Plan that is not repaid.

3.	The first sentence of Section 1.3 is modified by changing the phrase “determined as of November 1st” to read “determined for November”.

Executed this 17 day of June, 2008

UNIFIED GROCERS, INC.

By	/S/ ROBERT M. LING, JR.
	Its	ROBERT M. LING, JR.
EXECUTIVE VICE PRESIDENT
GENERAL COUNSEL